UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 31, 2022

SONOS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38603	03-0479476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

614 Chapala Street

Santa Barbara, California 93101

(Address of principal executive offices, including zip code)

(805) 965-3001

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SONO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CFO Transition

On August 10, 2022, Sonos, Inc. (the “Company” or “Sonos”)) disclosed on a Form 8-K that Brittany Bagley has resigned as Chief Financial Officer of the Company and that Eddie Lazarus, Chief Legal Officer, has been appointed as Interim Chief Financial Officer, each effective as of September 1, 2022.

Appointment of Principal Accounting Officer

On August 31, 2022, the Company appointed Chris Mason as Senior Vice President (“SVP”) and principal accounting officer of the Company, effective as of September 1, 2022.

Mr. Mason, age 54, has served as the Chief Accounting Officer and Treasurer of the Company since October 2020 and, from May 2014 to October 2020, as the Vice President, Corporate Controller and Chief Accounting Officer of the Company. Prior to Sonos, Mr. Mason worked in the semiconductor industry where he held various financial and operational leadership roles for multi-billion dollar public companies, including serving as Vice President of Business Finance for Atmel (acquired by Microchip Technology). Mr. Mason also held various leadership roles at National Semiconductor until its acquisition by Texas Instruments, including European Director of Finance and Operations, Head of Global Internal Audit, Head of FP&A, and Assistant Corporate Controller. Mr. Mason is a certified public accountant and holds a BBA in accounting, with honors, from the University of Texas at Arlington, and an MBA in operations management, with honors, from the University of Dallas. Mr. Mason is also a graduate of the Stanford Executive Institute Executive Program for Management of High Technology Companies. Mr. Mason started his career in public accounting with Ernst and Young and is a veteran of the US Air Force.

In connection with his promotion to SVP and principal accounting officer, effective September 1, 2022, Mr. Mason will receive an increased base salary of $450,000 and he will be eligible to receive an annual cash incentive bonus with a target equal to 55% of his base salary, with the actual bonus payable based on performance against pre-established Company-wide financial measures. Mr. Mason also received a one-time grant of restricted stock units on September 1, 2022 (the “Grant Date”), with a target value of approximately three million dollars ($3,000,000), which will vest fifty percent (50%) on the first anniversary of the Grant Date and fifty percent (50%) on the second anniversary of the Grant Date, generally subject to Mr. Mason’s continued employment with the Company.

There are no arrangements or understandings with any other person pursuant to which Mr. Mason was appointed as the Company’s principal accounting officer, and there are no family relationships between Mr. Mason and any director or executive officer of the Company. Additionally, there are no transactions between Mr. Mason and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOS, INC.

Date: September 6, 2022	By:	/s/ Eddie Lazarus
Eddie Lazarus Interim Chief Financial Officer and Chief Legal Officer